UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2016
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

ABL Amendment

Effective September 29, 2016, Delek Refining, Ltd. (the "Borrower"), an indirect, wholly-owned subsidiary of the registrant, Delek US Holdings, Inc. (the "Company"), entered into a joinder and first amendment to amended and restated credit agreement (the "ABL Amendment") with Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent, Wells Fargo and Bank of America, N.A., as co-collateral agents, and a syndicate of lenders. The ABL Amendment amends the amended and restated credit agreement that Delek Refining entered into with Wells Fargo, as administrative agent, and a subset of the current syndicate of lenders, on January 16, 2014 (the "Existing Agreement").

Under the terms of the ABL Amendment, among other things, the Existing Agreement was amended to (i) decrease the revolving loan ("Revolving Loan") commitments from $600.0 million to $450.0 million, (ii) replenish the term loan outstanding under the Existing Agreement to its original principal amount of $70.0 million (the "Term Loan"), (iii) decrease the letter of credit submit from $550.0 million to $200.0 million and (iv) decrease the applicable margin for LIBOR Revolving Loan borrowings from a range of 2.00% to 2.50% to a range of 1.25% to 1.75%.

The Revolving Loan is scheduled to mature in September 2021, extending the maturity date under the Existing Agreement from January 2019. The Term Loan is subject to repayment in level principal installments, with final payment due September 29, 2019.

The Existing Agreement, as amended by the ABL Amendment, remains secured by a first priority security interest in all of the Borrower’s accounts receivable, general intangibles, letter of credit rights, deposit accounts, investment property, inventory, equipment and all products and proceeds thereof. The security interest in equipment will be fully released upon the Borrower’s repayment in full of all borrowings under the Term Loan. The Company remains a guarantor of the Borrower’s obligations under the Existing Agreement, as amended by the ABL Amendment, with the Company’s guaranty being limited to $15.0 million.

The foregoing description is not complete and is qualified in its entirety by reference to the full ABL Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The representations and warranties of the loan parties in the ABL Amendment were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The ABL Amendment is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company and its subsidiaries. The representations and warranties made by the loan parties in the ABL Amendment may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the ABL Amendment provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 8.01    Other Events.

SEC Investigation

In December 2014, the staff of the SEC (the "Staff") advised the Company that a formal order of private investigation had been issued focused on the past restatement of the Company’s financial statements in 2011, the revision of the quarterly information provided in the 2012 Annual Report on Form 10-K and the Company’s internal control over financial reporting. On September 29, 2016, the Company received a letter from the Staff stating that the Staff had concluded its investigation and noting that “based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against Delek US Holdings, Inc.”

Item 9.01    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

10.1
Joinder and First Amendment to Amended and Restated Credit Agreement, dated September 29, 2016, among Delek Refining, Ltd., as borrower, Delek Refining, Inc. and Delek U.S. Refining GP, LLC, as guarantor, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2016	DELEK US HOLDINGS, INC.

/s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP / Chief Financial Officer

EXHIBIT INDEX

Exhibit No.    Description

10.1
Joinder and First Amendment to Amended and Restated Credit Agreement, dated September 29, 2016, among Delek Refining, Ltd., as borrower, Delek Refining, Inc. and Delek U.S. Refining GP, LLC, as guarantor, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.